                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                CML Group, Inc.
                (Name of Registrant as Specified In Its Charter)

                                CML Group, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                                      CML

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 1, 1994

     The Annual Meeting of Stockholders of CML Group, Inc. (the "Company") will be held at BayBank Boston, 175 Federal Street, 10th Floor, Boston, Massachusetts, on Thursday, December 1, 1994 at 10:30 a.m., local time, to consider and act upon the following matters:

          1.  To elect three Class A Directors for the ensuing three years.

          2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent accountants for the 1995 fiscal year.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on October 27, 1994 will be entitled to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                               PAUL P. BROUNTAS, Secretary

Acton, Massachusetts
November 3, 1994



     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES ARE REPRESENTED. NO POSTAGE IS NEEDED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                CML GROUP, INC.
                        524 MAIN STREET, ACTON, MA 01720

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 1, 1994

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CML Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on December 1, 1994 and at any adjournment of that meeting (the "Meeting"). All proxies will be voted in accordance with the instructions contained in them. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation to the Secretary of the Company.

     On October 27, 1994, the record date for the determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 49,987,789 shares of Common Stock, $.10 par value per share ("Common Stock"), of the Company. Each share is entitled to one vote.

     The Company's Annual Report for the fiscal year ended July 31, 1994 is being mailed to stockholders with the mailing of this Notice and Proxy Statement beginning on or about November 3, 1994.

VOTES REQUIRED

     A majority of the issued and outstanding shares of Common Stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting is required for the ratification of the appointment of the Company's independent accountants.

     Shares of Common Stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the inspectors of election appointed for the Meeting and will determine whether or not a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention from voting on a matter by a stockholder present in person or represented by proxy at the Meeting will have the same legal effect as a vote "against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently. If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Accordingly, a "broker non-vote" on a matter has no effect on the voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of August 31, 1994, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director and director nominee of the Company; (iii) each executive officer of the Company named in the Summary
Compensation Table set forth in this Proxy Statement; and (iv) all directors and executive officers of the Company as a group.

                                                                   NUMBER              PERCENTAGE
                                                                     OF                   OF
                                                                   SHARES               COMMON
                                                                 BENEFICIALLY           STOCK
    BENEFICIAL OWNER                                               OWNED(1)           OUTSTANDING
    ----------------                                             ------------         -----------
Principal Stockholders

Wisconsin Investment Board....................................   4,997,000            10.0%
  121 E. Wilson Street
  Madison, WI 53702

The Reader's Digest Association, Inc..........................   2,890,950             5.8
  Reader's Digest Road
  Pleasantville, NY 10570

Directors and Nominees
Charles M. Leighton...........................................   1,279,310(2)(6)       2.5
G. Robert Tod.................................................   1,006,572(3)(6)       2.0
Howard H. Callaway............................................      27,300(4)(6)        *
Thomas H. Lenagh..............................................     108,000(5)(6)        *
Homer L. Luther, Jr...........................................     114,080(6)           *
Dr. Roy W. Menninger..........................................      26,710(6)           *
Alison Taunton-Rigby..........................................         100              *
Ralph F. Verni................................................       6,010              *
Executive Officers
Robert J. Samuelson...........................................     147,073(6)           *
Glenn E. Davis................................................      55,751(6)           *
All directors and executive officers as a group (10
  persons)....................................................   2,770,906(6)          5.5

- ---------------

      * Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

    (1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

    (2) Does not include 23,128 shares of Common Stock held by Mr. Leighton's wife, as to which Mr. Leighton disclaims beneficial ownership.

    (3) Does not include 12,732 shares of Common Stock held by Mr. Tod's wife on her own behalf and as custodian for their children, as to which Mr. Tod disclaims beneficial ownership.

    (4) Does not include 900 shares of Common Stock held by Mr. Callaway's wife, as to which Mr. Callaway disclaims beneficial ownership.

    (5) Does not include 40,000 shares of Common Stock held by Mr. Lenagh's wife, as to which Mr. Lenagh disclaims beneficial ownership.

    (6) Includes shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days after August 31, 1994. The following persons have the right to acquire within such 60-day period the number of shares set forth after their respective names: Mr. Leighton, 222,605 shares; Mr. Tod, 222,605 shares; Mr. Callaway, 27,000 shares; Mr. Lenagh, 75,000 shares; Mr. Luther, 75,000 shares; Dr. Menninger, 25,500 shares; Mr. Verni, 3,000 shares; Mr. Samuelson, 140,910 shares; Mr. Davis, 45,716 shares; and all directors and executive officers as a group, 837,336 shares.

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three Class A directors, two Class B directors and three Class C directors. The Class A, Class B and Class C directors will serve until the annual meetings of stockholders to be held in 1994, 1995 and 1996, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

     The persons named in the enclosed proxy will vote to elect as directors Charles M. Leighton, Thomas H. Lenagh and Ralph F. Verni, the three Class A director nominees named below, unless the proxy is marked otherwise. Messrs. Leighton, Lenagh and Verni are currently directors of the Company.

     Each Class A director will be elected to hold office until the 1997 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by the Nominating Committee of the Board of Directors.

     For each member of the Board of Directors, including those who are nominees for election as Class A directors, there follows information given by each concerning his or her principal occupation and business experience for the past five years, the names of other publicly held companies of which he or she serves as a director, his or her age and length of service as a director of the Company.

NOMINEES FOR TERMS EXPIRING IN 1997 (CLASS A DIRECTORS)

Charles M. Leighton..............    Chairman of the Board and Chief Executive
                                       Officer of the Company since 1969;
                                       director of The New England. Age 59,
                                       director of the Company since 1969.

Thomas H. Lenagh.................    Financial Consultant since 1986; director
                                       of Adams Express Company, Clemente Global
                                       Growth Fund, Gintel Fund, Inc., ICN
                                       Biomedicals, Irvine Sensors Corp., V-Band
                                       Corp., US LIFE Corp., Franklin Quest Co.
                                       and Styles on Video. Age 74, director of the Company since 1976.

Ralph F. Verni...................    Chairman and Chief Executive Officer of
                                       State Street Research & Management
                                       Company since August 1992; President and
                                       Chief Executive Officer of New England
                                       Investment Companies, Inc. and Chief
                                       Investment Officer of The New England
                                       from 1990 to 1992; President-
                                       Institutional Investment Group of The New
                                       England from 1988 to 1989; director of
                                       State Street Research & Management
                                       Company; State Street Capital Trust;
                                       State Street Exchange Trust; State Street
                                       Research Securities Trust; State Street
                                       Growth Trust; State Street Master
                                       Investment Trust; MetLife - State Street
                                       Equity Trust; MetLife - State Street
                                       Financial Trust; MetLife - State Street
                                       Income Trust; MetLife - State Street
                                       Money Market Trust and MetLife - State
                                       Street Tax-Exempt Trust. Age 51, director of the Company since 1991.

DIRECTORS WHOSE TERMS EXPIRE IN 1995 (CLASS B DIRECTORS)

G. Robert Tod....................    President and Chief Operating Officer of
                                       the Company since 1969; director of SCI
                                       Systems, Inc. and EG&G, Inc. Age 55,
                                       director of the Company since 1969.

Dr. Roy W. Menninger.............    Chairman of the Board of the Menninger
                                       Foundation since 1993; Chief Executive
                                       Officer of the Menninger Foundation from 1991 to 1993; President of the Menninger Foundation from 1967 to 1993; director of The New England. Age 68, director of the Company since 1989.

DIRECTORS WHOSE TERMS EXPIRE IN 1996 (CLASS C DIRECTORS)

Howard H. Callaway...............    Chairman of the Board of Crested Butte
                                       Mountain Resort since 1977 and President of Mountain Creek, Inc. since 1989; director of SCI Systems, Inc. Age 67, director of the Company since 1983.

Homer L. Luther, Jr..............    Chairman of the Board of Eagle Management &
                                       Trust Company from 1969 to 1988; Private
                                       Investor since 1988; director of Offshore
                                       Logistics, Inc. Age 55, director of the
                                       Company since 1969.

Alison Taunton-Rigby.............    President and Chief Executive Officer of
                                       Mitotix, Inc. since September 1993;
                                       Senior Vice President of Genzyme
                                       Corporation from 1987 to 1993. Age 50,
                                       director of the Company since 1994.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors has a standing Audit Committee which provides the opportunity for direct contact between the Company's independent accountants and the Board. The Audit Committee has responsibility for recommending the appointment of the Company's independent accountants, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. The Audit Committee, which currently consists of Dr. Menninger and Messrs. Callaway, Lenagh, Verni and Luther, as Chairman, held two meetings during the 1994 fiscal year.

     The Company has a standing Executive Compensation and Stock Option Committee (the "Compensation Committee") which provides recommendations to the Board regarding executive compensation and administers the Company's Incentive Deferred Compensation Plan, 1993 Employee Stock Purchase Plan, 1987 Employees' Severance Benefit Plan, 1982 Stock Option Plan and 1991 Stock Option Plan. The Compensation Committee held one meeting during the 1994 fiscal year. The current members of the Compensation Committee are Messrs. Callaway, Verni and Lenagh, as Chairman.

     The Company has a standing Nominating Committee which recommends to the Board nominees for election to the Board. The Nominating Committee, which consists of Messrs. Callaway and Verni, did not meet during the 1994 fiscal year. The Nominating Committee will consider nominees recommended by stockholders of the Company. The names of proposed nominees should be forwarded in writing, within the time period of stockholder proposals generally, to Charles M. Leighton, Chairman of the Board and Chief Executive Officer, CML Group, Inc., 524 Main Street, Acton, Massachusetts 01720, who will submit the names of the nominees to the Nominating Committee for consideration.

     During the 1994 fiscal year, the Board of Directors held five meetings (including consents in lieu of a meeting). Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board on which he served. There are no arrangements or understandings between any director or officer and any other person pursuant to which such officer or director is to be selected as a director or officer.

COMPENSATION FOR DIRECTORS

     Directors who are not officers or employees of the Company are entitled to $2,500 for each Board meeting attended ($500 for each telephonic meeting), plus expenses. Members of the Audit Committee and the Compensation Committee receive $500 for each committee meeting attended and the chairman of each of these committees receives $2,000 for services as chairman. Messrs. Leighton and Tod, Chairman and President of the Company, respectively, receive no compensation for their services as directors.

     On December 3, 1992 (the date of stockholder approval of the Company's 1993 Director Option Plan), the $10,000 annual retainer fee payable to non-employee directors was discontinued for a period of three years. Under the 1993 Director Option Plan (the "Director Plan"), (i) each of Messrs. Callaway, Lenagh, Luther and Verni and Dr. Menninger received an option to purchase 9,000 shares of Common Stock at $20.67 per share, the fair market value of the Common Stock on the date of stockholder approval of the Director Plan, (ii) Ms. Taunton-Rigby received an option to purchase 9,000 shares of Common Stock at $20.62 per share, the fair market value of the Common Stock on the date of her election to the Board of Directors (February 28, 1994), and (iii) each person who subsequently becomes a non-employee director will be granted an option to purchase 9,000 shares of Common Stock at its fair market value on the date of his or her initial election to the Board of Directors. Each option vests in equal annual installments of 3,000 shares beginning on the first anniversary date of the option grant.

DEFERRED COMPENSATION PLAN

     The Company's Incentive Deferred Compensation Plan provides for the grant of incentive compensation awards in the form of shares of Common Stock to senior executive employees of the Company and its subsidiaries. These shares (the "Deferred Shares") will be issued to the participants and distributed to them no later than one year after their retirement, disability or death, or their 65th birthday, whichever occurs first. No awards have been made under the Deferred Plan in the last seven fiscal years. As of August 31, 1994, 38,310, 38,310 and 76,620 Deferred Shares were credited to the accounts of Messrs. Leighton, Tod and all executive officers as a group, respectively.

1987 EMPLOYEES' SEVERANCE BENEFIT PLAN

     The Board of Directors believes that it is in the best interest of the Company and its stockholders to foster the continuous employment of personnel of the Company and its subsidiaries. The Board of Directors recognizes that, as is the case with many corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among employees, may result in the departure or distraction of employees to the detriment of the Company and its stockholders. Thus, in October 1987, the Board of Directors adopted an Employees' Severance Benefit Plan (the "Severance Plan"), which provides for the lump sum cash payment to a participant of his or her annual base salary upon a change of control of the Company, as defined in the Severance Plan, and termination of the participant's employment within one year of such change in control. The Severance Plan may be terminated or amended at any time by a vote of two thirds of the Board of Directors of the Company, unless a change of control has occurred.

     All employees who have been full-time employees of the Company or any of its subsidiaries for a period of at least two consecutive years prior to the date of a change in control of the Company, or who have been designated by the Company's Chief Executive Officer or Chief Operating Officer, or their authorized designees, are eligible to participate in the Severance Plan.

     Messrs. Leighton and Tod are not eligible to participate in the Severance Plan, nor is any employee of the Company or its subsidiaries who is or has been a director of the Company.

     The Severance Plan's term commenced on October 7, 1987 and will continue through July 31, 1995 and thereafter, unless the Board of Directors takes affirmative action to terminate the Severance Plan at least six months prior to the beginning of any succeeding fiscal year. The Severance Plan is administered by the Compensation Committee.

RETIREMENT INCOME AND SURVIVOR SECURITY PROGRAM

     The Company maintains a Retirement Income and Survivor Security Program (the "Program") which covers certain current and former executive officers of the Company and certain officers of the Company's subsidiaries. The Program is funded by permanent life insurance policies covering each of these officers. The policies are owned by the Company and purchased at its expense. The right to receipt of benefits under the Program is fully vested. Vesting was contingent on continued employment by the Company. Retirement benefits are payable for a period of ten years in equal monthly installments generally after the employee reaches age 65. Under the Program, Messrs. Leighton and Tod and all executive officers as a group are entitled to annual payments over their applicable ten-year period of $168,431, $188,827 and $357,258, respectively.

CERTAIN TRANSACTIONS

     In August 1989, the Company announced its intent to sell its wholly-owned subsidiary, Carroll Reed, Inc. ("Carroll Reed"). In September 1989, Frederick L. Leighton ("FLL") rejoined Carroll Reed as President, a position he held from 1970 to 1985. FLL is the brother of Charles M. Leighton, Chief Executive Officer of the Company. FLL oversaw management of the day-to-day operations and assisted the Company in finding a buyer for Carroll Reed. In 1990, the Company and FLL entered into a severance agreement (the "Severance Agreement") which provided for severance compensation to FLL conditioned on the sale of Carroll Reed. The Severance Agreement provided for payments of $120,000 upon the sale of substantially all the assets of Carroll Reed and $183,291 on October 1 of 1992, 1993 and 1994.

     On August 24, 1990, the Company sold substantially all of Carroll Reed's assets related to its ready to wear and mail order businesses to certain affiliates of Swire Pacific Limited ("Swire"). On September 20, 1990, Carroll Reed sold certain remaining assets related to its ski operations (the "Ski Business"), which Swire elected not to purchase, to Tuckerman's Outfitters ("Tuckerman's"), a corporation formed by FLL to purchase the Ski Business. Payment for the assets was in the form of a $200,000 unsecured promissory note due in twelve equal quarterly installments. In addition, Tuckerman's subleased retail space in five locations from the Company. The Company previously determined that all amounts due from Tuckerman's were not collectible and provided reserves for such amounts. To facilitate the sale of the Ski Business, the Company made a $400,000 working capital loan to FLL with interest at 8.5% per annum, due in three installments of $170,185 each on September 23, 1992, 1993 and 1994. This loan has been paid in full.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Executive Compensation Program (the "Program") is administered by the Compensation Committee composed of the three non-employee directors listed below.

     The Program is designed to retain and reward executives who are responsible for leading the Company in achieving its business objectives. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. This report is submitted by the Compensation Committee and addresses the Company's compensation policies for the fiscal year ended July 31, 1994 ("fiscal 1994") as they affected Mr. Leighton, in his capacity as Chairman of the Board and Chief Executive Officer of the Company, and the other executive officers of the Company.

COMPENSATION PHILOSOPHY

     The objectives of the Program are to (i) align compensation with Company performance, the interests of the Company's stockholders and the Company's business objectives, (ii) encourage and reward high levels of performance and
(iii) enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company.

     The Company's executive compensation philosophy is to tie a substantial portion of executive compensation to the performance of the Company and is based on the following:

     - The Committee annually reviews the compensation of its executive officers on the basis of each executive's responsibility, position and level of experience in conjunction with an assessment of salaries being paid for similar positions by other companies. A significant portion of each executive's cash compensation is, however, tied to annual changes in the Company's earnings per share performance.

     - The Committee believes that an executive compensation program that links compensation to the Company's earnings per share performance serves both as an influential motivator to its executives and as an effective instrument for aligning their interests with those of the stockholders of the Company.

     - The Committee also believes that a portion of the compensation of the Company's executives should be linked to the success of the Company's stock in the marketplace. This linkage is achieved through the Company's stock option program which also serves to more fully align the interests of management with those of the Company's stockholders.

     Since fiscal 1983, a major portion of each executive's cash compensation has been tied to the Company's earnings per share ("EPS") performance. The Program currently provides that an executive's total cash compensation (annual base salary and bonus) paid for a particular fiscal year ("Current Year") shall be the executive's total cash compensation for the preceding fiscal year, increased or decreased by 50% of the percentage increase or decrease (as the case may be) in the Company's EPS from continuing operations for the Current Year as compared to the preceding year, but in no event less than the minimum base salary established by the Compensation Committee for each executive.

     Total compensation at the executive level also includes long-term incentives offered by stock options. Stock options are designed to promote the identity of long-term interests between the Company's employees and stockholders and assist in the retention of key employees. In the case of stock options, the size of option grants is generally intended to reflect the executive's position with the Company and his contributions to the Company. It has been the Company's practice to fix the exercise price of option grants at 100% of the fair market value per share on the date of grant.

     For the executive officers of the Company, the Compensation Committee determines the size of the stock option grant for the Current Year by increasing (or decreasing) the dollar value of the preceding year's stock option grant (valued at the time of grant) by that percentage of the increase (or decrease) used in determining total cash compensation for the Current Year and dividing the product by the fair market value per share on the date of grant of the new option.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER IN FISCAL 1994

     Messrs. Leighton and Tod each receive the same compensation. As set forth on the Summary Compensation Table, in fiscal 1994, each executive's total cash compensation decreased by $61,914, or 5% (50% of the 10% decrease in EPS for fiscal 1994). For fiscal 1995, each executive will be entitled to receive his fiscal 1994 total cash compensation, subject to adjustment, either up or down, equal to 50% of the increase or decrease in the Company's fiscal 1995 EPS.

     On July 31, 1994, each of Mr. Leighton and Mr. Tod was granted an option for the purchase of 78,525 shares. The size of the option grant was determined by decreasing the dollar value of the preceding year's grant by 50% of the percentage decrease in EPS (10% decrease in fiscal 1994) and dividing that amount by the closing price on the date of grant.

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers for tax years beginning on or after January 1, 1994. Compensation awarded under a performance-based plan approved by the stockholders will generally not be subject to the deduction limit. Any fiscal 1995 cash compensation to any of the five most highly paid executive officers which exceeds $1 million will not be deductible by the Company because the performance-based portion of cash compensation has not been submitted to the stockholders for approval. The provisions of Section 162(m) did not apply to the Company in fiscal 1994.

                                          Compensation Committee

                                          Thomas H. Lenagh, Chairman
                                          Howard H. Callaway
                                          Ralph F. Verni

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Callaway, Verni and Lenagh, as Chairman. No Compensation Committee interlocks or insider participation existed during fiscal 1994.

SUMMARY COMPENSATION

        The following table sets forth certain information with respect to the annual and long-term compensation of the Chief
Executive Officer of the Company and each of the three other most highly compensated executive officers of the Company (the "Named
Executive Officers") for the three fiscal years ended July 31, 1994.

                                                 SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                            COMPENSATION(2)
                                                                                            ------
                                                     ANNUAL COMPENSATION                    AWARDS
                                               --------------------------------             ------
                                                                            OTHER          SECURITIES           ALL
                                                                            ANNUAL         UNDERLYING          OTHER
              NAME AND                          SALARY      BONUS        COMPENSATION       OPTIONS         COMPENSATION
         PRINCIPAL POSITION            YEAR      ($)        ($)(1)           ($)              (#)              ($)(3)
         ------------------            ----     ------     -------       ------------       ------          -----------
Charles M. Leighton                    1994    $595,000    $581,366         $ 0             78,525           $143,520
  Chairman of the Board                1993     595,000     643,280           0             38,450            149,672
  and Chief Executive Officer          1992     595,000     393,650           0             42,000             93,829

G. Robert Tod                          1994     595,000     581,366           0             78,525            131,444
  President and                        1993     595,000     643,280           0             38,450            137,862
  Chief Operating Officer              1992     595,000     393,650           0             42,000             87,936

Robert J. Samuelson                    1994     240,000     177,977           0             30,850              6,006
  Senior Vice President,               1993     240,000     199,976           0             15,100              6,280
  Chief Financial Officer and
  Treasurer                            1992     240,000     103,275           0             16,500              5,834

Glenn E. Davis                         1994     130,000      96,385           0             16,825              5,977
  Vice President and                   1993     130,000     108,300           0              8,250              3,586
  Controller                           1992     130,000      55,925           0              9,000              1,793

- ---------------

        (1) Amounts in this column represent bonuses earned under the Company's executive compensation program for the respective fiscal years.

        (2) The Company does not have a long-term compensation program that includes long-term incentive payouts. No restricted stock awards or stock appreciation rights (SARs) were granted to any of the Named Executive Officers during fiscal 1994.

        (3) The amounts shown in this column for fiscal 1994 represent split-dollar life insurance premiums of $21,074, $8,998,
$2,149 and $1,721 paid by the Company for each of Messrs. Leighton, Tod, Samuelson and Davis, respectively, and the Company's contributions under its 401(k) savings plan of $3,696, $3,696, $3,857 and $4,256 to each of Messrs. Leighton, Tod, Samuelson and
Davis, respectively. In addition, the amounts include, for each of Messrs. Leighton and Tod, a $118,750 (decreased from $125,000 in fiscal 1993) payment for the purchase of a split-dollar life insurance policy for the funding of a non-qualified deferred compensation arrangement.


STOCK OPTION GRANTS

        The following table summarizes certain information regarding options granted during fiscal 1994 to the Named Executive
Officers. No SARs were granted during fiscal 1994.

                                     OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                      INDIVIDUAL GRANTS                                                 ANNUAL RATES OF
- ----------------------------------------------------------------------------------------------            STOCK PRICE
                                     NUMBER OF                                                           APPRECIATION
                                     SECURITIES     PERCENT OF                                            FOR OPTION
                                     UNDERLYING    TOTAL OPTIONS      EXERCISE                             TERM (2)
                                      OPTIONS       GRANTED TO           OR                         -----------------------
                                      GRANTED      EMPLOYEES IN      BASE PRICE     EXPIRATION         5%            10%
NAME                                  (#) (1)       FISCAL YEAR      ($/SHARE)         DATE           ($)            ($)
- ----                                 ---------     -------------     ----------     ----------        ---            ---
Charles M. Leighton................    78,525            19%           $ 9.50         7/30/04       $469,148      $1,188,912
G. Robert Tod......................    78,525            19              9.50         7/30/04        469,148      1,188,912
Robert J. Samuelson................    30,850             8              9.50         7/30/04        184,313        467,086
Glenn E. Davis.....................    16,825             4              9.50         7/30/04        100,521        254,740

- ---------------

     (1) Options become exercisable on a cumulative basis, with 20% of the shares covered thereby becoming exercisable on the date of grant and an additional 20% of the shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

     (2) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms.
These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

YEAR-END OPTION TABLE

        The following table summarizes certain information regarding stock options exercised during the fiscal year ended July 31,
1994 and stock options held as of July 31, 1994 by the Named Executive Officers. No SARs were held or exercised during fiscal 1994.

                                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                               AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF
                                                                         SHARES                       VALUE OF
                                                                       UNDERLYING                    UNEXERCISED
                                                                      UNEXERCISED                   IN-THE-MONEY
                                      SHARES                           OPTIONS AT                      OPTIONS
                                      ACQUIRED                           FISCAL                       AT FISCAL
                                      ON             VALUE              YEAR-END                      YEAR-END
                                      EXERCISE     REALIZED    (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
NAME                                   (#)          ($)(1)                (#)                          ($)(2)
- ----                                  --------     --------    ---------------------------   ---------------------------
Charles M. Leighton................   75,000       $2,071,875        172,805/177,570              $771,165/$386,338
G. Robert Tod......................   75,000       $2,071,875        172,805/177,570               771,165/386,338
Robert J. Samuelson................     --            --             135,120/58,730                569,326/173,200
Glenn E. Davis.....................     --            --             36,896/35,762                 144,387/61,336

- ---------------

     (1) Represents the difference between the exercise price and the last sales price of the Common Stock on the date of exercise.

     (2) Value based on the last sales price per share ($9.50) of the Company's Common Stock on July 31, 1994, as reported on the
New York Stock Exchange, less the exercise price.

                         COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from July 31, 1989 through July 31, 1994 with the cumulative total return on (i) Standard & Poor's Midcap 400 Index and (ii) Standard & Poor's Specialty Retail Index (assuming an investment of $100 in the Company's Common Stock and each of the other indices on July 31, 1989, and reinvestment of all dividends).

                    [COMPARATIVE STOCK PERFORMANCE GRAPH]

- -----------------------------------------------------------------------------------------------------------
                                        7/89        7/90        7/91        7/92        7/93        7/94
- -----------------------------------------------------------------------------------------------------------
 CML Group, Inc.                        $100        $ 91        $188        $401        $541        $253
- -----------------------------------------------------------------------------------------------------------
 S & P Midcap 400 Index                 $100        $106        $130        $153        $178        $185
- -----------------------------------------------------------------------------------------------------------
 S & P Retail Stores - Specialty        $100        $120        $134        $165        $191        $186
- -----------------------------------------------------------------------------------------------------------

     The next graph sets forth the Company's earnings per share, fully diluted, from continuing operations for the period from July 31, 1989 through July 31, 1994.

                                 [EPS GRAPH]

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed the firm of Deloitte & Touche LLP as the Company's independent accountants for the 1995 fiscal year and recommends to stockholders that they vote FOR ratification of that appointment.

     Deloitte & Touche LLP is currently the Company's independent accountants. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER BUSINESS

     Management does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, telecopy and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses incurred in connection with the distribution of proxy materials.

PROPOSALS FOR THE 1995 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company at its principal office in Acton, Massachusetts not later than July 6, 1995 for inclusion in the proxy statement for that meeting.

                                           By Order of the Board of Directors,

                                               PAUL P. BROUNTAS, Secretary

November 3, 1994

     THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY BY DELIVERING A WRITTEN REVOCATION OF YOUR PROXY TO THE SECRETARY OF THE COMPANY.

                                 APPENDIX



                       COMPARATIVE STOCK PERFROMANCE

        The graph on the top of page 11 compares the cumulative total stockholder return on the Common Stock of the Company for the period from July
31, 1989 through July 31, 1994 with the cumulative total return on (i) Standard
& Poor's Midcap 400 Index and (ii) Standard & Poor's Specialty Retail Index
(assuming an investment of $100 in the Company's Common Stock and each of the other indices on July 31, 1989, and reinvestment of all dividends).

                               7/89    7/90    7/91   7/92   7/93   7/94
- ------------------------------------------------------------------------
CML Group, Inc.                $100    $ 91    $188   $401   $541   $253
- ------------------------------------------------------------------------
S&P Midcap 400 Index           $100    $106    $130   $153   $178   $185
- ------------------------------------------------------------------------
S&P Retail Stores - Specialty  $100    $120    $134   $165   $191   $186
- ------------------------------------------------------------------------

        The graph on the bottom of page 11 sets forth the Company's earnings per shares, fully diluted, from continuing operations for the period from July 31, 1989 through
July 31, 1994.

  90      91      92      93      94
$0.33   $0.45   $0.71   $1.11   $1.00

     PROXY                       CML GROUP, INC.                        PROXY
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 1, 1994


                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                       BOARD OF DIRECTORS OF THE COMPANY


      The undersigned, revoking all prior proxies, hereby appoint(s) Charles M. Leighton, G. Robert Tod and Paul P. Brountas, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of stock of CML Group, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at BayBank Boston, 175 Federal Street, 10th Floor, Boston, Massachusetts, on Thursday, December 1, 1994 at 10:30 a.m., local time, and at any adjournment thereof.

      IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.





                CONTINUED, AND TO BE SIGNED ON THE REVERSE SIDE

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. ATTENDANCE OF THE UNDERSIGNED
AT THE MEETING OR ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED SHALL REVOKE THIS PROXY IN WRITING.

1.  To elect the following three Class A Directors
      (except as marked below):

Nominees:  Charles M. Leighton, Thomas H. Lenagh and Ralph F. Verni
   ___                   ___
  /__/ FOR all nominees /__/ WITHHELD from all nominees

  For, except vote withheld from the following nominee(s):
  ___
 /__/ ________________________________________________


2.    To ratify the appointment of         For   Against     Abstain
      Deloitte & Touche LLP as the         ___       ___        ___
      Company's Independent Accountants.  /__/      /__/       /__/

3.    To transact such other business      For   Against     Abstain
      as may properly come before the      ___      ___        ___
      meeting or any adjournment thereof. /__/     /__/       /__/

      MARK HERE FOR       ___             MARK HERE IF YOU     ___
      ADDRESS CHANGE     /__/             PLAN TO ATTEND      /__/
      AND NOTE AT LEFT                    THE MEETING

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: __________________________ Date_________________

Signature: __________________________ Date_________________